Flex Pharma Names William K. McVicar, Ph.D. as President, Research & Development

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April 5, 2017

Boston, MA - Flex Pharma, Inc. (NASDAQ: FLKS), focused on developing treatments for cramps and spasms associated with severe neurological diseases, today announced the appointment of William K. McVicar, Ph.D., as President of Research and Development. Dr. McVicar brings to Flex Pharma approximately 30 years of clinical development experience, most recently serving as Chief Scientific Officer at Inotek.

“Bill has an impressive track record of multiple drug approvals based upon his operational excellence and execution,” stated Dr. Christoph Westphal, CEO of Flex Pharma. “With their successful partnership from their time at Sepracor, Bill and our CMO, Dr. Tom Wessel, are a great team to rapidly advance our Phase 2 clinical trials in MS, ALS and Charcot-Marie-Tooth with FLX-787 which will be amongst the most advanced clinical programs in ALS and CMT.”

“I am thrilled that Bill will join us at Flex as we plan to initiate our Phase 2 trials in ALS and CMT in the United States this summer,” said Flex Pharma Chief Medical Officer Thomas Wessel, M.D., Ph.D., who served as the medical lead for three products approved in the United States: RAZADYNE®, LUNESTA® and AMPYRA®. “Bill and I know each other well and experienced many clinical trial and regulatory successes at Sepracor. His operational savvy, strategic thinking and energy are major assets to guide us through the development of FLX-787.”

"It is my great pleasure to be joining the Flex team that is applying the scientific advances of a Nobel laureate to improving the lives of patients living with debilitating neurological diseases," said Dr. McVicar. “In partnership with CMO Tom Wessel, my former Sepracor colleague, we are poised to execute on our US Phase 2 development plans.”

Prior to joining Flex Pharma, Dr. McVicar served as Executive Vice President of Pharmaceutical Development, Chief Scientific Officer, and President during his tenure at Inotek. As Vice President of Development Operations at Sepracor, he oversaw the development, FDA review, and approval of multiple NDAs and SNDAs, including BROVANA®, XOPENEX MDI®, and XOPENEX’s pediatric approval, which were each approved in a single 10-month review cycle. Prior to Sepracor, Dr. McVicar held various positions of increasing responsibility at Sandoz, Novartis and Rhone Poulenc Rorer. Dr. McVicar earned his B.S. in Chemistry from the State University of New York College at Oneonta and his Ph.D. in Chemistry from the University of Vermont.

About Flex Pharma

Flex Pharma, Inc. is a biotechnology company that is developing innovative and proprietary treatments for cramps and spasms associated with the severe neurological diseases of ALS, MS and peripheral neuropathies such as Charcot-Marie-Tooth (CMT). Flex Pharma was founded by

National Academy of Science members Rod MacKinnon, M.D. (2003 Nobel Laureate), and Bruce Bean, Ph.D., recognized leaders in the fields of ion channels and neurobiology, along with Chair and CEO Christoph Westphal, M.D., Ph.D.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our expectations regarding current and future studies of our product candidates, including the success and timing of these studies and our beliefs regarding the potential benefits of our current product candidates. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation: the status, timing, costs, results and interpretations inherent in conducting clinical studies, including receiving regulatory approval of our investigational new drug application required to conduct these studies; the fact that we rely on third parties to manufacture and conduct the clinical studies of our product candidates, which could delay or limit future development or regulatory approval; results from ongoing and planned preclinical development; expectations of our ability to make regulatory filings and obtain and maintain regulatory approvals; results of early clinical studies as indicative of results of future trials; the inherent uncertainties associated with intellectual property; and other factors discussed in greater detail under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent filings with the Securities and Exchange Commission (SEC). You are encouraged to read Flex Pharma’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

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Contact:
Elizabeth Woo
SVP, Investor Relations & Corporate Communications
Flex Pharma, Inc.
irdept@flex-pharma.com
617-874-1829